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                                                                    Exhibit 12.1

                CINCINNATI FINANCIAL CORPORATION AND SUBSIDIARIES
      STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS TO
                           CONSOLIDATED FIXED CHARGES
                              (Dollars in millions)

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
                                                              Years ended December 31,
                                                      ----------------------------------------
                                                       2004     2003     2002     2001    2000
                                                      ------   ------   ------   -----   -----
NET EARNINGS
   Net income                                         $  584   $  374   $  238   $ 193   $ 118
   Income tax expense                                    216      106       41      28      (9)
   Fixed charges                                          39       35       37      40      38
                                                      ------   ------   ------   -----   -----
Net earnings available for fixed charges              $  839   $  515   $  316   $ 261   $ 147
                                                      ======   ======   ======   =====   =====

Realized investment gains and losses included
   in earnings available for fixed charges            $   60   $  (27)  $  (62)  $ (17)  $  (2)

FIXED CHARGES
   Interest on indebtedness (including amortization
      of debt discount and expense)                   $   38   $   34   $   35   $  39   $  37

   Rentals representing interest                           1        1        2       1       1
                                                      ------   ------   ------   -----   -----
Total fixed charges                                   $   39   $   35   $   37   $  40   $  38
                                                      ======   ======   ======   =====   =====

Ratio of earnings to fixed charges                     21.38x   14.58x    8.69x   6.52x   3.84x

Ratio of earnings, excluding investment gains and
   losses, to fixed charges                            19.85x   15.34x   10.40x   6.92x   3.88x
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